Exhibit 99.1

MEDIA CONTACT:

Megan Greuling

(704) 943-8208

Megan.Greuling@tree.com

FOR EXTERNAL REVIEW:

Tree.com Amends Definitive Agreement to Sell Certain Assets of Home Loan Center, Inc. to Discover Financial Services

Revisions provide additional flexibility to facilitate the transaction and accelerate purchase price payments

CHARLOTTE, NC (February 8, 2012)—Tree.com, Inc. (NASDAQ: TREE) today announced that it has signed an amendment to the asset purchase agreement related to the sale of substantially all of the operating assets of its Home Loan Center subsidiary to Discover Financial Services (NYSE: DFS). Home Loan Center, which operates as LendingTree Loans, originates and processes residential mortgage loans in all fifty states and the District of Columbia.  The Transaction has previously been approved by the stockholders of Tree.com.

Through the amendment, certain terms of the agreement have been modified in order to facilitate the transaction:

•                  Purchase Price Payments - Under the original agreement, $35.9 million was due upon closing with $10 million due on the first and second anniversaries of the closing, for a net purchase price of $55.9 million. Under the terms of the amendment, the deferred portion of the purchase price is accelerated. $3 million is due on March 7, 2012, regardless of whether or not the transaction has closed, $7 million is due at closing and $10 million is due on the first anniversary of the closing. All payments are subject to certain conditions being satisfied.

•                  Timing - Under the original agreement, Home Loan Center or Discover could terminate the agreement if closing did not occur on or before October 9, 2011, subject to certain extension rights, including Discover’s right to require (through the making of extension payments) up to four additional 30-day extensions beyond November 8, 2011 in certain circumstances.  To date, Discover has exercised four extensions, making a total of $5 million in extension payments.  As a result, the end date has been extended to March 7, 2012.  The end date may be further extended to July 6, 2012, subject to certain conditions under the amendment. All extension payments will be credited against the portion of the purchase price payable at closing.

•                  Pre-Closing Operating Covenants - Under the amendment, various pre-closing operating covenants of Home Loan Center are revised to allow greater operating flexibility, including the ability for Home Loan Center to offer an expanded array of loan products to consumers.

•                  Closing Conditions—The amendment modifies various closing conditions, although the transaction remains subject to various closing conditions.

“We are extremely pleased to make this announcement,” said Doug Lebda, Chairman and CEO of Tree.com.  “The revisions to the APA provide for an acceleration of the purchase price and appropriately adjust the covenants and closing conditions in the event of an extended closing date. We now anticipate closing to occur by mid-year and look forward to completing our transition to a pure-play performance marketing company. In the interim, the success of our marketing initiatives and the historically low interest rate environment have enabled LendingTree Loans to generate substantial additional profit and cash flow, which accrue to our benefit.”

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, DegreeTree.comSM, LendingTreeAutos.com, DoneRight.com and ServiceTree.com.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, home services, education, auto and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the possibility that competing offers for the assets will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Tree.com’s SEC filings and reports, and are discussed in the proxy statement that Tree.com filed with the Securities and Exchange Commission on August 2, 2011. We want to caution you not to place undue reliance on any forward-looking statements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.